PRELIMINARY AGREEMENT
for the delivery of organic waste

Made in Sokolow Podlaski, on 1999-11-02

between:

INTERNATIONAL ECO-WASTE SYSTEMS S.A. with an office at ul. Zloczowska12/3 in Warsaw, represented by:

Waldemar Dziak, Vice President of the Board of Directors

("ECO")

and

"Sokolow" S.A. Oddzial Sokolowskie Zaklady Miesne with an office at ul. Aleja 550-lecia 1 in Sokolow Podlaski , represented by:

1. Jan Augustynowicz, Director General

2. Edward Filip, Director, Technical Dept.

(the "Supplier")

The parties agree as follows:

1.

  Upon the completion of a rendering plant in Zabokliki near Siedlce, ECO shall receive all technological organic waste from the Supplier.

  ECO shall receive the waste in fulfillment of an agreement between the parties.

  The Parties shall sign the agreement for the delivery of organic waste six months before the rendering plant is completed, and no later than the end of the first quarter of the year 2000.

2.

  The agreement for the delivery of organic waste shall provide for the delivery of approx. 25 tonnes of waste per day.

  Delivery of waste shall commence 14 days from the day the rendering plant in Zabokliki becomes operational, and no later than 7 months from the date of signing the agreement. Subsequent deliveries shall take place once a day on average, however, at least five times per week.

  Payment for the delivery of waste shall be deposited to a bank account within 14 days of each delivery.

  The agreement shall be signed for an unlimited period of time.

3.

The waste shall be transported from the Supplier by ECO.

4.

Any changes to this agreement shall be in writing.

5.

With respect to matters that are not covered by this agreement, the provisions of the Civil Code shall prevail.

6.

The parties shall make every effort to resolve amicably any problems that may arise during implementation of this agreement, and if such a resolution cannot be reached, the matter shall be submitted to a proper Commercial Court [Sad Gospodarczy].

7.

This agreement has been prepared in two identical copies, one for each Party.
SUPPLIER [rectangular stamp with the following contents: Director General Jan Augustynowicz] /s/ signed [signature]	RECEIVER (ECO) [rectangular stamp with the following contents: Vice President of the Board of Directors, dr Waldemar Dziak] /s/ signed [signature]
[rectangular stamp with the following contents: Director, Technical Dept., Edward Filip] /s/ signed [signature]	[rectangular stamp with the following contents: International Eco-Waste System S.A., ul. Zloczowska 12, suite 3, 03-972 Warszawa, NIP 526-16-01-304]

This document is a fair and accurate translation of the original Polish document.